Press Release	Source: Stellar Pharmaceuticals Inc.

Stellar Pharmaceuticals Profitable for 2010
Revenues Up 32% & Net Profit Up 120%

LONDON, ONTARIO — March 31, 2011 -- Stellar Pharmaceuticals Inc. (OTCQB:SLXCF) ("Stellar" or "the Company"), a Canadian pharmaceutical developer and marketer of high quality, cost-effective products for select health care markets, today announced financial results for the year ended December 31, 2010.  In this press release, all dollar amounts are expressed in Canadian currency and results are reported in accordance with United States generally accepted accounting principles (U.S. GAAP).

2010 Highlights

•	Revenues grew by 32.3%

•	Fourth consecutive year the Company has been cash-flow positive

•	Net profit up 120% over 2009

For the twelve-month period ended December 31, 2010, Stellar's total revenues were $4,737,300.  This compares to $3,581,300 for the same period in 2009, representing an increase of 32.3%.

International revenues from all sources, including licensing fees for the 12 month period ended December 31, 2010, were up 55.6% compared to the same period in 2009.  These revenues included $1,851,100 in licensing fees related to license agreements.  NeoVisc sales for the twelve month period ended December 31, 2010, however, were down 64.1%, compared to the same period in 2009 due to a significant decline in European market sales.

Total Canadian market product sales increased 7.8% with increases of 4.3% in NeoVisc sales, 22.1% in Uracyst sales and 10.1% in BladderChek sales.

Net income for 2010, including $270,442 in non-cash stock options and amortization expenses (2009 – $163,800), was $525,700, or $0.02 per share, compared to $238,900, or $0.01 per share, in 2009. This profit was achieved despite the Company recording $596,500 in aggregate one-time expenses in the fourth quarter of 2010, including $401,000 in a retirement payout, $120,300 for expired products and $75,200 for product returns.

Stellar's strong financial performance allowed it to close the year in a strong financial position.  As of December 31, 2010, the Company had cash and cash equivalents of $4,352,300.  This was up from $2,325,200 at the end of 2009.  The Company remains debt free.

Arnold Tenney, Stellar’s President and Chief Executive Officer commented, “We are very pleased to have built upon our record of achieving a substantial increase in profit.  This is especially true in light of the significant one-time charges that were recorded this year.  The Company’s objective is to continue to pursue opportunities in licensing new products within Canada and out licensing NeoVisc and Uracyst throughout the world."

About Stellar Pharmaceuticals Inc.

Stellar has developed and is marketing direct in Canada, and in countries around the world through out-license agreements, three products based on its core polysaccharide technology: NeoVisc® and NeoVisc® Single Dose, for the symptomatic treatment of osteoarthritis; and Uracyst®, its patented technology for the treatment of interstitial cystitis (IC), an inflammatory disease of the urinary bladder wall.  Both NeoVisc and Uracyst have their CE Mark certification for the European Community. Stellar also has an in-licensing agreement for NMP22® BladderChek®, a proteomics-based diagnostic test for the diagnosis and monitoring of bladder cancer.  For more information, please visit the company's website at www.stellarpharma.com.

Forward-Looking Statements

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  Readers are cautioned not to place undue reliance on these forward-looking statements.  Actual results may differ materially from those indicated by these forward-looking statements as a result of risks and uncertainties impacting the Company's business including increased competition; the ability of the Company to expand its operations, to attract and retain qualified professionals, technological obsolescence; general economic conditions; and other risks detailed from time to time in the Company's filings.

CONTACTS:

Contact

Arnold Tenney
President and CEO
Stellar Pharmaceuticals Inc.
(416) 587-3200

STELLAR PHARMACEUTICALS INC.

BALANCE SHEETS

(Expressed in Canadian dollars)

December 31

ASSETS	2010	2009
CURRENT
Cash and cash equivalents	$4,352,285	$2,325,212
Accounts receivable, net of allowance of $nil (2009 - $nil)	493,370	293,565
Inventories	611,676	721,061
Taxes recoverable	-	1,501
Loan receivable	15,814	15,818
Prepaids, deposits and sundry receivables	99,433	163,698
Total current assets	5,572,578	3,520,855
PROPERTY, PLANT AND EQUIPMENT, net	1,568,729	1,390,296
OTHER ASSETS	139,287	114,553
Total assets	$7,280,594	$5,025,704
LIABILITIES
CURRENT
Accounts payable	$236,420	$228,367
Accrued liabilities	557,735	175,637
Deferred revenues	8,645	2,890
Product returns liability	112,500	-
Total current liabilities	915,300	406,894

LONG TERM WARRANT LIABILITY	216,823	-
Total liabilities	1,132,123	406,894

CONTINGENCIES AND COMMITMENTS

SHAREHOLDERS’ EQUITY
CAPITAL STOCK
AUTHORIZED
Unlimited Non-voting, convertible redeemable and retractable preferred shares with no par value

Unlimited Common Shares with no par value

ISSUED
24,585,040 Common Shares (2009 – 23,480,040)	9,055,982	8,183,638
Additional Paid-in capital options - outstanding	211,781	89,562
Additional Paid-in capital options - expired	733,517	724,127
	10,001,280	8,997,327
DEFICIT	(3,852,809)	(4,378,517)
Total shareholders’ equity	6,148,471	4,618,810
Total liabilities and shareholders’ equity	$7,280,594	$5,025,704

STELLAR PHARMACEUTICALS INC.

STATEMENTS OF OPERATIONS

(Expressed in Canadian dollars)

FOR THE YEARS ENDED DECEMBER 31

	2010	2009

PRODUCT SALES	$2,714,935	$3,000,062
ROYALTIES & LICENSING REVENUE	2,022,383	581,230
TOTAL REVENUE FROM ALL SOURCES	4,737,318	3,581,292
COST OF PRODUCTS SOLD	947,069	1,001,871
EXPIRED PRODUCTS	120,328	—
PRODUCT RETURNS ALLOWANCE	75,160	—
GROSS PROFIT	3,594,761	2,579,421
EXPENSES
Selling, general and administrative	2,488,278	2,278,530
Retirement payout	401,000	—
Change in warrant liability	10,048	—
Loss on disposal of equipment	15,308	—
Research and development	115,471	18,107
Amortization of assets (non-manufacturing property, plant and equipment)	49,720	55,822
	3,079,825	2,352,459
INCOME FROM OPERATIONS	514,936	226,962
INTEREST AND OTHER INCOME	10,772	11,962
NET INCOME FOR THE YEAR (before tax)	525,708	238,924
INCOME TAXES	—	—
NET INCOME	$525,708	$238,924
EARNINGS PER SHARE - Basic	$0.02	$0.01
- Diluted	$0.02	$0.01
WEIGHTED AVERAGE NUMBER OF COMMON
SHARES OUTSTANDING - Basic	23,767,369	23,498,889
- Diluted	23,767,369	23,498,889

STELLAR PHARMACEUTICALS INC.

STATEMENTS OF CASH FLOWS

(Expressed in Canadian dollars)

FOR THE YEARS ENDED DECEMBER 31

	2010	2009
CASH FLOWS PROVIDED BY OPERATING ACTIVITIES
Net income	$525,708	$238,924
Items not affecting cash
Amortization	104,042	108,492
Loss on disposal of equipment	15,308	––
Unrealized foreign exchange (gain) loss	––	24,203
Issuance of equity instruments for services rendered	4,000	––
Change in warrant liability	10,048	––
Stock-based compensation	166,400	55,352
Change in non-cash operating assets and liabilities	483,754	26,143
CASH FLOWS PROVIDED BY OPERATING ACTIVITIES	1,309,260	453,114

CASH FLOWS PROVIDED BY (USED IN) INVESTING ACTIVITIES
Additions to property, plant and equipment	(307,920)	(155,630)
Increase in other assets	(27,224)	(26,230)
Proceeds from sale of equipment	12,630	––
CASH FLOWS PROVIDED BY INVESTING ACTIVITIES	(322,514)	(181,860)

CASH FLOWS PROVIDED BY FINANCING ACTIVITIES
Repurchase of Common Shares for cash	––	(30,357)
Stock options exercised	69,000	––
Issuance costs	(42,273)	––
Private placement units issued for cash	1,013,600	––
CASH FLOWS PROVIDED BY FINANCING ACTIVITIES	1,040,327	(30,357)

EFFECT OF EXCHANGE RATES ON CASH HELD IN FOREIGN CURRENCY	––	(21,650)
CHANGE IN CASH AND CASH EQUIVALENTS	2,027,073	219,246

CASH AND CASH EQUIVALENTS, beginning of year	2,325,212	2,105,966
CASH AND CASH EQUIVALENTS, end of year	$4,352,285	$2,325,212

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